Exhibit 107.1

Form S-8

(Form Type)

ARTHUR J. GALLAGHER & CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value per share, to be issued under the Arthur J. Gallagher & Co. 2022 Long-Term Incentive Plan(1)	457(c) and (h)	13,500,000(1)	$189.69(2)	$2,560,815,000(2)	$110.20 per $1,000,000	$282,201.81

Total Offering Amounts					$2,560,815,000		$282,201.81

Total Fee Offsets							$0.00

Net Fee Due							$282,201.81

(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of Arthur J. Gallagher & Co. (the “Company”) common stock in respect of the securities identified in the above table that may become issuable through the Arthur J. Gallagher & Co. 2022 Long-Term Incentive Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of common stock of the Company on the New York Stock Exchange on November 11, 2022, within five business days prior to filing.